EX 23.1

Consent of Independent Certified Public Accountants

The Board of Directors
SXC Health Solutions Corp.:

We have issued our report dated August 31, 2011 with respect to the consolidated financial statements of HealthTran LLC for the years ended May 31, 2011 and 2010 included in the Current Report on Form 8-K/A dated March 14, 2012 of SXC Health Solutions Corp.  We hereby consent to the incorporation by reference of said report in the Registration Statements of SXC Health Solutions Corp. on Form S-3 (File No. 333-161237) and on Form S-8 (File Nos. 333,174671, 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402).

/s/ Grant Thornton LLP

Denver, Colorado
March 14, 2012